Exhibit 99.1

Montpelier Re Reports First Quarter Financial Results

HAMILTON, Bermuda, April 27, 2011 — Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported financial results for the first quarter ended March 31, 2011.

Fully converted book value per share was $23.10, a decrease of 5.7% from December 31, 2010, after taking into account dividends declared during the quarter, reflecting a period of significant natural catastrophes.

The operating loss for the quarter was $1.90 per share ($119 million) and the comprehensive loss was $1.66 per share ($104 million). The net impact of realized and unrealized gains from investments and foreign exchange, which is included in comprehensive income, was $15 million for the quarter.

The first quarter results include $200 million of catastrophe losses net of reinsurance and reinstatement premiums resulting from the March Tohoku earthquake in Japan ($130 million), the February New Zealand earthquake ($65 million) and the January Australian Floods ($5 million).

The loss ratio for the first quarter was 150%, which includes the $200 million of current year catastrophe losses partially offset by $34 million of favorable prior year loss reserve movements.  The combined ratio was 179% for the quarter.

Net investment income for the first quarter of 2011 was $18 million, down from $19 million reported a year ago and up from the $16 million last quarter. The total return on the investment portfolio was 1.2% for the quarter.

Christopher Harris, President and Chief Executive Officer, said, “The industry faced a series of catastrophe losses during the quarter, and we were pleased our portfolio performed as we expected for events of this magnitude.”

Mr. Harris continued, “As planned, we reduced our underwriting portfolio during the quarter in response to a challenging market environment.  However, based on the accumulation of worldwide catastrophe losses over the past five quarters and early signs of increased demand from clients, we are more optimistic about pricing prospects for the remainder of this year and into 2012, particularly within the property catastrophe segment.”

“Our concentration in short-tail lines of business and our strong capital base positions us well to provide additional capacity to meet the needs of our clients in what we expect will be an improving market,” Mr. Harris concluded.

During the first quarter of 2011 the Company repurchased a total of 2,353,252 shares at an average price of $20.16 per share.  As at March 31, 2011, shareholders’ equity was $1,472 million and total capital was $1,800 million.

Please refer to Montpelier’s March 31, 2011 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Thursday, April 28, 2011 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-877-317-6789 (US toll free), 1-412-317-6789 (international) or 1-866-605-3852 (Canada toll free). A telephone replay of the conference call will be available through May 10, 2011 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 449096.

(1) Operating income or loss is a non-GAAP financial measure which represents net income (loss) excluding net investment and foreign exchange gains and losses.

(2) Fully converted book value per share at March 31, 2011 is based on shareholders’ equity of $1,472.1 million divided by 63,724,993 common shares (consisting of 62,347,071 shares outstanding plus 1,377,922 shares issuable upon conversion of outstanding share equivalents). Fully converted book value per share at December 31, 2010 is based on shareholders’ equity of $1,628.8 million divided by 66,194,784 common shares (consisting of 64,557,204 shares outstanding plus 1,637,580 shares issuable upon conversion of outstanding share equivalents).

(3) The return for the quarter represents the decrease in fully converted book value per share from December 31, 2010 ($24.61) to March 31, 2011 ($23.10), after taking into account dividends declared of $0.10 per share.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes including those that may result from changes in climate conditions including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of the Company and its subsidiaries effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modelling techniques; the accuracy of estimates reported by cedants and brokers on pro rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our insurance and reinsurance operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts

Montpelier Re Holdings Ltd.

Investors:

William Pollett, Treasurer and SVP, 441-299-7576

Media:

Jeannine Menzies, Corporate Affairs Manager, 441-299-7570

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	March 31,		December 31,
	2011		2010
Assets

Fixed maturity investments, at fair value	$2,270.8		$2,289.3
Equity securities, at fair value	122.8		152.9
Other investments	85.7		90.1
Cash and cash equivalents	323.1		232.3
Restricted cash	9.9		27.1
Total Investments and Cash	2,812.3		2,791.7

Reinsurance recoverable on unpaid losses	68.7		62.4
Reinsurance recoverable on paid losses	2.5		12.9
Insurance and reinsurance premiums receivable	280.1		201.6
Unearned reinsurance premiums ceded	35.1		22.9
Deferred insurance and reinsurance acquisition costs	52.4		45.0
Accrued investment income	16.7		16.2
Unsettled sales of investments	74.4		32.5
Other assets	29.0		34.2

Total Assets	$3,371.2		$3,219.4

Liabilities

Loss and loss adjustment expense reserves	$990.9		$784.6
Debt	327.8		327.7
Unearned insurance and reinsurance premiums	340.0		264.0
Insurance and reinsurance balances payable	46.0		33.8
Unsettled purchases of investments	143.1		108.9
Accounts payable, accrued expenses and other liabilities	51.3		71.6
Total Liabilities	1,899.1		1,590.6

Common Shareholders’ Equity

Common shares and additional paid-in capital	1,209.7		1,258.8
Treasury shares, at cost	(30.3)		(32.7)
Retained earnings	298.4		408.9
Accumulated other comprehensive loss	(5.7)		(6.2)
Total Common Shareholders’ Equity	1,472.1		1,628.8

Total Liabilities and Common Shareholders’ Equity	$3,371.2		$3,219.4

Common shares outstanding (000s)	62,347	sh	64,557	sh
Common and common equivalent shares outstanding (000s)	63,725		66,195

Book value per share:

Book value per share	$23.61		$25.23
Fully converted book value per share	23.10		24.61
Fully converted tangible book value per share	23.03		24.53

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended March 31,
	2011	2010
Underwriting revenues

Gross insurance and reinsurance premiums written	$254.1	$274.8
Reinsurance premiums ceded	(27.6)	(12.9)
Net insurance and reinsurance premiums written	$226.5	$261.9

Gross insurance and reinsurance premiums earned	$182.2	$165.4
Earned reinsurance premiums ceded	(16.1)	(6.9)
Net insurance and reinsurance premiums earned	166.1	158.5

Underwriting expenses

Loss and loss adjustment expenses - current year	(282.0)	(168.3)
Loss and loss adjustment expenses - prior year	33.6	24.1
Insurance and reinsurance acquisition costs	(24.7)	(22.4)
General and administrative expenses	(24.0)	(29.1)

Underwriting loss	(131.0)	(37.2)

Net investment income	17.6	18.5
Other revenue (expense)	(0.3)	0.2
Interest and other financing expenses	(5.9)	(6.5)
Income tax benefit	1.1	1.9

Operating loss (1)	(118.5)	(23.1)

Net realized investment gains (2)	5.6	9.1
Net unrealized investment gains (2)	10.2	17.7
Net foreign exchange gains (losses) (2)	(1.6)	6.2

Net income (loss)	(104.3)	9.9

Other comprehensive income (loss) items	0.5	(4.4)

Comprehensive income (loss)	$(103.8)	$5.5

Earnings (loss) per share:

Operating income (loss) per share (1)	$(1.90)	$(0.31)
Net income (loss) per share	(1.67)	0.13
Comprehensive income (loss) per share	(1.66)	0.07

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	169.7%	106.2%
Prior year	-20.2%	-15.2%
Loss and loss adjustment expense ratio	149.5%	91.0%
Acquisition costs ratio	14.8%	14.2%
General and administrative expense ratio	14.5%	18.3%
Combined ratio	178.8%	123.5%

(1) Excludes net investment and foreign exchange gains and losses.

(2) Includes net gains and losses on related derivative instruments.